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Filed pursuant to Rule 424(b)(4)
Registration No. 333-183437

PROSPECTUS

1,800,000 Shares

Wesco Aircraft Holdings, Inc.

Common Stock

This prospectus relates to the resale of up to 1,800,000 shares of common stock of Wesco Aircraft Holdings, Inc. by the selling stockholders identified in this prospectus. We will not receive any proceeds from the sale of the shares. We have agreed to bear all of the expenses incurred in connection with the registration of these shares. The selling stockholders identified in this prospectus will pay underwriting discounts and commissions and any transfer taxes incurred for the sale of shares of our common stock.

Our common stock is traded on the New York Stock Exchange under the symbol "WAIR". On September 24, 2012, the closing sale price of the common stock on the New York Stock Exchange was $14.94 per share. You are urged to obtain current market quotations for the common stock.

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 1.

	Per Share	Total
Price to the public	$13.65	$24,570,000
Underwriting discounts and commissions	$0.15	$270,000
Proceeds to the selling stockholders (before expenses)	$13.50	$24,300,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares on or about October 3, 2012.

Barclays

Prospectus dated September 28, 2012.

        Our principal executive offices are located at 27727 Avenue Scott, Valencia, CA 91355 and our telephone number is (661) 775-7200. Our Internet address is www.wescoair.com. The information on our Internet website is not incorporated by reference in this prospectus, and you should not consider it to be a part of this document. Our website address is included as an inactive textual reference only.

        Unless otherwise noted in this prospectus, the term "Wesco Aircraft" means Wesco Aircraft Holdings, Inc., our top-level holding company, and the terms "Wesco," "the Company," "we," "us," and "our" mean Wesco Aircraft and its subsidiaries, including Wesco Aircraft Hardware Corp., our primary domestic operating company, and Wesco Aircraft Europe, Ltd., our primary foreign operating company. References to "fiscal year" mean the year ending or ended September 30. For example, "fiscal year 2011" or "fiscal 2011" means the period from October 1, 2010 to September 30, 2011.

        We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold on a later date.

i

PROSPECTUS SUMMARY

        This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors."

Wesco Aircraft Holdings, Inc.

Overview

        We are one of the world's largest distributors and providers of comprehensive supply chain management services to the global aerospace industry on an annual sales basis. Our services range from traditional distribution to the management of supplier relationships, quality assurance, kitting, just-in-time, or JIT, delivery and point-of-use inventory management. We supply approximately 500,000 different stock keeping units, including hardware, bearings, tools and more recently, electronic components and machined parts. We serve our customers under three types of arrangements: JIT contracts, which govern comprehensive outsourced supply chain management services; long term agreements, or LTAs, which set prices for specific parts; and ad hoc sales. JIT contracts and LTAs, which together comprised approximately 61% of our fiscal 2011 net sales, are multi-year arrangements that provide us with significant visibility into our future sales.

        Founded in 1953 by the father of our current chief executive officer, Wesco has grown to serve over 7,200 customers in the commercial, military, general aviation and industrial sectors, including the leading original equipment manufacturers and their subcontractors, through which we support nearly all major Western aircraft programs. We have grown our net sales at a 13.5% compounded annual growth rate over the past 20 years to $710.9 million in fiscal 2011. We have more than 1,200 employees and operate across 44 locations in 12 countries.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the specific risks set forth under the caption "Risk Factors" in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, incorporated by reference herein, before making an investment decision. For more information, see "Where You Can Find More Information."

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Exchange Act. The words "believe," "expect," "anticipate," "intend," "estimate" and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Although forward-looking statements reflect management's good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements speak only as of the date the statements are made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to:

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  general economic and industry conditions;

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  changes in military spending;

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  risks unique to suppliers of equipment and services to the U.S. government;

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  risks associated with our long-term, fixed-price agreements that have no guarantee of future sales volumes;

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  risks associated with the loss of significant customers, a material reduction in purchase orders by significant customers or the delay, scaling back or elimination of significant programs on which we rely;

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  our ability to effectively manage our inventory;

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  our suppliers' ability to provide us with the products we sell in a timely manner, in adequate quantities and/or at a reasonable cost;

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  our ability to maintain an effective information technology system;

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  our ability to retain key personnel;

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  risks associated with our international operations;

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  fluctuations in our financial results from period-to-period;

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  The Carlyle Group's ("Carlyle") ability to control the majority of the voting power of our outstanding common stock;

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  our ability to effectively compete in our industry;

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  risks related to our indebtedness; and

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  other risks and uncertainties.

        Important factors that could cause actual results to differ materially from our expectations are disclosed under "Risk Factors" in this prospectus. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements as well as other cautionary statements that are made from time to time in our public communications. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties.

USE OF PROCEEDS

        We are filing the Registration Statement of which this prospectus is a part to permit the holders named in the section entitled "Selling Stockholders" to resell shares of our common stock in a registered offering, as described under "Underwriting." We will not receive any proceeds from the sale of these shares by the selling stockholders. The proceeds received by the selling stockholders will be used solely to pay certain tax liabilities incurred by the selling stockholders in connection with the delivery of the shares to the selling stockholders, as described under "Selling Stockholders."

        The selling stockholders will pay any underwriting discounts and commissions and transfer taxes incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, New York Stock Exchange listing fees, printing and engraving fees and fees and expenses of our counsel and our accountants.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

        The following discussion is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) relevant to the purchase, ownership and disposition of our common stock sold pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service ("IRS") in effect as of the date of this offering. These authorities may change or be subject to differing interpretations. Any such change may be applied retroactively in a manner that could adversely affect a non-U.S. holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position regarding the tax consequences of the purchase, ownership and disposition of our common stock.

        This discussion is limited to non-U.S. holders that hold our common stock as a "capital asset" within the meaning of Section 1221 of the Code (property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a non-U.S. holder's particular circumstances, including the impact of unearned income Medicare contribution tax. In addition, it does not address consequences relevant to non-U.S. holders subject to particular rules, including, without limitation:

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  U.S. expatriates and certain former citizens or long-term residents of the United States;

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  persons subject to the alternative minimum tax;

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  persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

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  banks, insurance companies, and other financial institutions;

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  brokers, dealers or traders in securities;

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  "controlled foreign corporations," "passive foreign investment companies," and corporations that accumulate earnings to avoid U.S. federal income tax;

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  partnerships, or other entities or arrangements treated as partnerships for U.S. federal income tax purposes;

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  tax-exempt organizations or governmental organizations;

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  persons deemed to sell our common stock under the constructive sale provisions of the Code; and

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  tax-qualified retirement plans.

        If a partnership (or other entity taxed as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, upon the activities of the partnership, and upon certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

        YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER

THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

        For purposes of this discussion, a "non-U.S. holder" is a beneficial owner that is neither a partnership nor any of the following:

  •
  an individual who is a citizen or resident of the United States;

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  a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

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  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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  a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons, or (2) has made a valid election under applicable Treasury Regulations to continue to be treated as a U.S. person.

Distributions

        As described in Part II, Item 5. "Dividends" in our Annual Report on Form 10-K for the fiscal year ended September 30, 2012, we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions on our common stock, such distributions of cash or property on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder's adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below in the section relating to the sale or disposition of our common stock.

        Subject to the discussion below on backup withholding and foreign accounts, dividends paid to a non-U.S. holder of our common stock that are not effectively connected with the non-U.S. holder's conduct of a trade or business within the United States will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty).

        Non-U.S. holders will be entitled to a reduction in or an exemption from withholding on dividends as a result of either (a) an applicable income tax treaty or (b) the dividends being subject to U.S. federal income tax because they are paid in connection with the non-U.S. holder's conduct of a trade or business within the United States. To claim such a reduction or exemption from withholding, the non-U.S. holder must provide the applicable withholding agent with a properly executed (a) IRS Form W-8BEN claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and the non-U.S. holder's country of residence, or (b) IRS Form W-8ECI stating that the dividends are not subject to withholding tax because they are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, as may be applicable. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent the required certification, but that qualify for a reduced income tax treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

        Subject to the discussion below on backup withholding and foreign accounts, if dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), then, although exempt from U.S. federal withholding tax (provided the non-U.S. holder provides appropriate certification, as described above), the non-U.S. holder will be subject to U.S. federal income tax on such dividends on a net income basis at the regular graduated U.S. federal income tax rates. In addition, if the non-U.S. holder is a corporation, the non-U.S. holder may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Taxable Disposition

        Subject to the discussions below on backup withholding and foreign accounts, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

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  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

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  the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

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  our common stock constitutes a U.S. real property interest ("USRPI") by reason of our status as a U.S. real property holding corporation (a "USRPHC") for U.S. federal income tax purposes.

        Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

        A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the sale, which may be offset by certain U.S. source capital losses of the non-U.S. holder subject to certain limitations.

        With respect to the third bullet point above, we believe we are not currently and do not anticipate becoming a USRPHC. Because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our other business assets and our non-U.S. real property interests, however, there can be no assurance we are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a non-U.S. holder of our common stock will not be subject to U.S. federal income tax if such class of stock is "regularly traded," as defined by applicable Treasury Regulations, on an established securities market, and such non-U.S. holder owned, actually and constructively, 5% or less of such class of our stock throughout the shorter of the five-year period ending on the date of the sale or other disposition or the non-U.S. holder's holding period for such stock.

        Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

        Subject to the discussion below on foreign accounts, a non-U.S. holder generally will not be subject to backup withholding with respect to payments of dividends on our common stock we make to the non-U.S. holder, provided we (or other applicable withholding agent) do not have actual knowledge or reason to know such holder is a "United States person," within the meaning of the Code, and the holder certifies its non-U.S. status, such as by providing a valid IRS Form W-8BEN or W-8ECI, or or other applicable certification. However, we must report annually to the IRS and to each non-U.S. holder the amount of dividends on our common stock paid to such holder, the name and address of the recipient, and the amount of any tax withheld with respect to those dividends. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

        Information reporting and backup withholding may apply to the proceeds of a sale of our common stock within the United States, and information reporting may (although backup withholding generally will not) apply to the proceeds of a sale of our common stock outside the United States conducted through certain U.S.-related financial intermediaries, in each case, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder on IRS Form W-8BEN or other applicable form (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or such owner otherwise establishes an exemption.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

        Withholding taxes may be imposed under the Foreign Account Tax Compliance Act ("FATCA") to certain types of payments made to "foreign financial institutions" (as defined in the Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a "foreign financial institution" (as defined in the Code) or to a "non-financial foreign entity" (as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any "substantial United States owners" (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities (as defined in the Code), annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

        Although the withholding rules described above currently apply to applicable payments made after December 31, 2012, proposed Treasury Regulations provide such rules will apply to payments of dividends on our common stock made on or after January 1, 2014 and to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2015.

        However, the proposed Treasury Regulations described above will not be effective until they are issued in their final form and, as a result, it is not certain that the provisions under the proposed Treasury Regulations would become effective in their current form. Prospective investors should consult their tax advisors regarding these withholding provisions.

SELLING STOCKHOLDERS

        The shares covered by this prospectus will be delivered by the Company to the selling stockholders on September 28, 2012 in satisfaction of the terms of certain restricted stock unit awards, or RSU awards, that were granted to the selling stockholders in 2006 in connection with our recapitalization with Carlyle, pursuant to the Amended and Restated Equity Incentive Plan of Wesco Holdings, Inc., which we refer to as the Plan. Each of the selling stockholders is a current or former employee of the Company. The delivery of the shares will result in a taxable event for the selling stockholders and the proceeds received by the selling stockholders through the offering described under "Underwriting" will be used to cover a portion of this tax liability. The board of directors has authorized the Company to pay cash, in lieu of the delivery of up to 1,000,000 shares in the aggregate, in satisfaction of a portion of the RSU awards held by the selling stockholders pursuant to the terms of the Plan. As of June 30, 2012, we had 96,068,158 shares of our common stock outstanding, on a fully diluted basis. Any cash that is paid in lieu of the delivery of shares pursuant to the terms of the Plan will correspondingly reduce the number of shares outstanding, on a fully diluted basis.

        In connection with the offering, affiliates of Carlyle that hold shares of our common stock, our directors and executive officers and the selling stockholders will each enter into customary lock-up agreements, pursuant to which the shares held by such parties will be restricted from immediate resale following the offering.

        The following table provides the name of each selling stockholder, each selling stockholder's position or former position at the Company, the number of shares held by each selling stockholder before and after the offering described under "Underwriting," the number of shares being sold by each selling stockholder in the offering and the percentage of our common stock held by each such selling stockholder before and after the offering.

        As of September 24, 2012, 87,475,667 shares of our common stock were issued and outstanding. On September 28, 2012, we are scheduled to deliver 5,604,316 shares of our common stock to the selling stockholders and certain other employees and former employees of the Company in satisfaction of the terms of the RSU awards. For purposes of calculating ownership percentages in the "Shares Beneficially Owned Prior to the Offering" column in the table below, we have assumed that these 5,604,316 shares are issued and outstanding, resulting in an issued and outstanding share count of 93,079,983 shares. However, as is noted above, in connection with the offering described herein, our board of directors has authorized the Company to pay cash, in lieu of the delivery of up to 1,000,000 shares in the aggregate, in satisfaction of a portion of the RSU awards held by the selling stockholders pursuant to the terms of the Plan. Accordingly, on September 28, 2012, instead of delivering 5,604,316 shares in satisfaction of the RSU awards, we instead expect to (i) deliver 4,978,091 shares in the aggregate to the selling stockholders and certain employees and former employees of the Company and (ii) pay approximately $8.5 million in cash to the selling stockholders, in lieu of the delivery of 626,225 shares in the aggregate (which amount may be adjusted based on the final purchase price of the shares sold in the offering), which will result in 92,453,758 shares being issued and outstanding after the offering. Accordingly, for purposes of calculating ownership percentages in the "Shares Beneficially

Owned After the Offering" column in the table below, we have assumed that 92,453,758 shares of our common stock are issued and outstanding.

		Shares Beneficially Owned Prior to the Offering				Shares Beneficially Owned After the Offering(1)
					Shares Being Sold
Name of Selling Stockholder	Title	Number		Percent		Number	Percent
Michael Allen	Director of Government Sales	154,563	(2)	*	51,846	81,556	*
Bjorn Anders	Director of Corporate Contracts, Europe	48,286	(3)	*	1,833	45,825	*
David Atkinson	Director of Operations	27,465	(4)	*	1,283	25,742	*
Michael Battenfield	Director of Quality Assurance	54,296	(5)	*	14,719	34,536	*
Morris Benoun	Director of Strategic Services	163,644	(6)	*	52,660	93,321	*
Pascale Bouchard	Regional Sales Manager	64,159	(7)	*	2,699	60,533	*
Daniel Brown	Director of Strategic Alliances	18,845	(8)	*	4,843	12,342	*
Han Sun Cho	Regional Sales Manager	242,167	(9)	*	42,848	185,025	*
Victoria Conner	Senior Manager of Contract Compliance	149,697	(10)	*	42,849	92,553	*
Tommy Crow	Tool Division Manager	62,790	(11)	*	4,328	56,979	*
Franke Derasmo	Director of Sales	315,505	(12)	*	51,730	246,441	*
Claudette Gillis	Director of Human Resources	31,293	(13)	*	1,793	28,884	*
Bill Helfer	Regional Sales Manager	26,054	(14)	*	6,995	16,662	*
George Hess	Senior Vice President	1,702,539	(15)	1.8%	477,739	1,061,626	1.1%
Cyndi Hill	Regional Sales Manager	49,093	(16)	*	5,265	42,025	*
Mark Johnson	Director of Outside Sales, Europe	9,084	(17)	*	2,567	5,638	*
Sheryl Knights	Former Regional Branch Manager	89,153	(18)	*	17,468	59,270	*
Mark Kuntz	Director of Sales	280,541	(19)	*	47,155	217,480	*
Lionel Lantier	Director of Business Development, Europe	64,530	(20)	*	6,966	55,438	*
John Larsen	Program Manager of Machined Parts	56,248	(21)	*	2,152	53,358	*
Tommy Lee	Executive Vice President	1,091,751	(22)	1.2%	286,256	707,074	*
Alex Murray	Vice President of Global Operations	206,694	(23)	*	31,009	165,479	*
John Segovia	Director of Sales	105,938	(24)	*	14,719	86,178	*
Fred Short	Vice President of Business Development	128,497	(25)	*	2,567	125,051	*
Brad Strella	Director of Outside Sales	63,227	(26)	*	4,456	57,245	*
Charles Wallace	Director of Business Process	75,344	(27)	*	12,102	59,097	*
Shirley Warner	Sales Supervisor	163,245	(28)	*	41,959	103,697	*
Bruce Weinstein	Director of Warehousing and Distribution	278,090	(29)	*	67,996	187,181	*
Hal Weinstein	Executive Vice President of Sales and Marketing	2,024,385	(30)	2.2%	467,226	1,397,205	1.5%
Dana Wilkin	Regional Sales Manager	290,306	(31)	*	31,972	247,763	*

*
Denotes less than 1.0% of beneficial ownership.

(1)
The number of shares beneficially owned as reported in this column takes into account the shares that will be sold by selling stockholders in the offering, as well as RSU awards that the Company expects to settle in cash, in lieu of the delivery of shares. The Company expects to pay approximately $8.5 million in cash to the selling stockholders, in lieu of the delivery of 626,225 shares in the aggregate, which amount may be adjusted based on the final purchase price of the shares sold in the offering.

(2)
Includes 154,338 shares of our common stock beneficially owned by Mr. Allen and the right to acquire up to 225 additional shares.

(3)
Includes 8,259 shares of our common stock beneficially owned by Mr. Anders and the right to acquire up to 40,027 additional shares.

(4)
Includes 4,354 shares of our common stock beneficially owned by Mr. Atkinson and the right to acquire up to 23,111 additional shares.

(5)
Includes 54,071 shares of our common stock beneficially owned by Mr. Battenfield and the right to acquire up to 225 additional shares.

(6)
Includes 163,494 shares of our common stock beneficially owned by Mr. Benoun and the right to acquire up to 150 shares.

(7)
Includes 8,058 shares of our common stock beneficially owned by Ms. Bouchard and the right to acquire up to 56,101 additional shares.

(8)
Includes 18,470 shares of our common stock beneficially owned by Mr. Brown and the right to acquire up to 375 additional shares.

(9)
Includes 136,539 shares of our common stock beneficially owned by Mr. Cho and the right to acquire up to 105,628 additional shares.

(10)
Includes 149,472 shares of our common stock beneficially owned by Ms. Conner and the right to acquire up to 225 additional shares.

(11)
Includes 22,688 shares of our common stock beneficially owned by Mr. Crow and the right to acquire up to 40,102 additional shares.

(12)
Includes 204,056 shares of our common stock beneficially owned by Mr. Derasmo and the right to acquire up to 111,449 additional shares.

(13)
Includes 7,182 shares of our common stock beneficially owned by Ms. Gillis and the right to acquire up to 24,111 additional shares.

(14)
Includes 25,829 shares of our common stock beneficially owned by Mr. Helfer and the right to acquire up to 225 additional shares.

(15)
Includes 42,873 shares of our common stock beneficially owned by Mr. Hess and Lisa Hess, his spouse, who serve as trustees of the George and Lisa Hess Trust dated October 1, 2003, or the Hess Trust. Mr. and Mrs. Hess share voting power and dispositive power over the shares held by the Hess Trust. Also consists of 1,364,583 shares of our common stock beneficially owned by Mr. Hess and the right to acquire up to 295,083 shares.

(16)
Includes 23,226 shares of our common stock beneficially owned by Ms. Hill and the right to acquire up to 25,867 additional shares.

(17)
Includes 8,709 shares of our common stock beneficially owned by Mr. Johnson and the right to acquire up to 375 additional shares.

(18)
Includes 89,153 shares of our common stock beneficially owned by Ms. Knights.

(19)
Includes 50,000 shares of our common stock beneficially owned by Mr. Kuntz and Kimberly Lloyd Wright, his spouse, who serve as trustees of the Kuntz-Wright Family Revocable Trust, or the Kuntz-Wright Trust. Mr. Kuntz and Ms. Wright share voting power and dispositive power over the shares held by the Kuntz-Wright Trust. Also consists of 164,056 shares of our common stock beneficially owned by Mr. Kuntz and the right to acquire up to 66,485 shares.

(20)
Includes 24,728 shares of our common stock beneficially owned by Mr. Lantier and the right to acquire up to 39,802 additional shares.

(21)
Includes 8,259 shares of our common stock beneficially owned by Mr. Larsen and the right to acquire up to 47,989 additional shares.

(22)
Includes 3,223 shares of our common stock beneficially owned by Mr. Lee, who serves as trustee of the Lee Living Trust. Mr. Lee has sole voting power and dispositive power over the shares held by the Lee Living Trust. Also consists of 820,549 shares of our common stock beneficially owned by Mr. Lee and the right to acquire up to 267,979 shares. The amounts reflected in this footnote and in the above table do not include 7,966 options that Mr. Lee exercised and sold on September 25, 2012.

(23)
Includes 88,150 shares of our common stock beneficially owned by Mr. Murray and the right to acquire up to 118,544 additional shares.

(24)
Includes 54,071 shares of our common stock beneficially owned by Mr. Segovia and the right to acquire up to 51,867 additional shares.

(25)
Includes 8,709 shares of our common stock beneficially owned by Mr. Short and the right to acquire up to 119,788 additional shares.

(26)
Includes 33,676 shares of our common stock beneficially owned by Mr. Strella and the right to acquire up to 29,551 additional shares.

(27)
Includes 44,241 shares of our common stock beneficially owned by Mr. Wallace and the right to acquire up to 31,103 additional shares.

(28)
Includes 162,870 shares of our common stock beneficially owned by Ms. Warner and the right to acquire up to 375 additional shares.

(29)
Includes 70,723 shares of our common stock beneficially owned by Mr. Weinstein and Aida Weinstein, his spouse, who serve as trustees of the Bruce and Aida Weinstein Family Trust, or the Bruce and Aida Weinstein Trust. Mr. and Mrs. Weinstein share voting power and dispositive power over the shares held by the Bruce and Aida Weinstein Trust. Also consists 207,142 shares of our common stock beneficially owned by Mr. Weinstein and the right to acquire up to 225 shares.

(30)
Includes 121,225 shares of our common stock beneficially owned by Mr. Weinstein and Cynthia Weinstein, his spouse, who serve as trustees of the Weinstein Living Trust dated September 21, 2006, or the Weinstein Trust. Mr. and Mrs. Weinstein share voting power and dispositive power over the shares held by the Weinstein Trust. Also consists 1,324,585 shares of our common stock beneficially owned by Mr. Weinstein and the right to acquire up to 578,575 shares.

(31)
Includes 136,764 shares of our common stock beneficially owned by Ms. Wilkin and the right to acquire up to 153,542 additional shares.

UNDERWRITING

        The Company, the selling shareholders and Barclays Capital Inc., the sole underwriter, have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, the underwriter has agreed to purchase 1,800,000 shares from the selling shareholders at a price of $13.50 per share.

        The underwriter is committed to take and pay for all of the shares being offered, if any are taken.

Commissions and Expenses

        The following table summarizes the underwriting discounts and commissions the selling stockholders will pay to the underwriter. The underwriting fee is the difference between the initial price to the public and the amount the underwriter pays to the selling stockholders for the shares.

Per share	$0.15
Total	$270,000

        The underwriter proposes to offer the shares of common stock directly to the public at the public offering price on the cover of this prospectus and to selected dealers at such offering price less a selling concession not in excess of $0.10 per share. After the offering, the underwriter may change the offering price and other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriter.

        The expenses of the offering that are payable by us and the selling stockholders are estimated to be approximately $330,000 (excluding underwriting discounts and commissions and any transfer taxes incurred by the selling stockholders in disposing of the shares). We have agreed to pay expenses incurred by the selling stockholders in connection with the offering, other than the underwriting discounts and commission and any transfer taxes incurred by the selling stockholders in disposing of the shares.

Lock-Up Agreements

        We and all of our directors and executive officers, affiliates of Carlyle and the selling stockholders have agreed that, subject to certain exceptions, without the prior written consent of Barclays Capital Inc., we and they will not, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock beneficially owned (including, without limitation, shares of common stock that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and shares of common stock that may be issued upon exercise of any securities convertible into or exercisable or exchangeable for common stock) or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise during the period ending 45 days after the date of this prospectus. In addition, we have agreed not to file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock during the 45-day restricted period.

        The 45 day restricted period described in the preceding paragraph will be extended if:

  •
  during the last 17 days of the 45-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or

  •
  prior to the expiration of the 45-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 45-day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or occurrence of a material event, unless such extension is waived in writing by Barclays Capital Inc. However, the foregoing extension will not apply if the Company's common stock is "actively traded," as defined in Rule 101(c)(1) of Regulation M under the Exchange Act and the underwriter may publish or distribute research reports about the Company under Rule 139 under the Exchange Act.

        The restrictions described in the previous paragraph do not apply to:

  •
  the sale of shares to the underwriter in connection with the offering;

  •
  the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion or exchange of a security outstanding on the date of this prospectus and disclosed in this prospectus;

  •
  the issuance of shares of common stock by us or our subsidiaries to our employees, officers, directors, advisors or consultants pursuant to employee benefit plans in effect on the date of this prospectus and disclosed in this prospectus;

  •
  the issuance by us of common stock in connection with the acquisition of the securities, business, property or other assets of another person or entity, or pursuant to any employee benefit plans assumed by the us in connection with any such acquisition, provided that such issuance shall not exceed 5% of our outstanding shares of common stock, on a fully-diluted basis, immediately prior to the consummation of this offering; provided that any such transferee shall sign and deliver a lock-up agreement;

  •
  transactions by a security holder relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of common stock or other securities acquired in such open market transactions;

  •
  the establishment by a security holder of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that such plan does not provide for the transfer of common stock during the lock-up period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or voluntarily made by or on behalf of such security holder or us;

  •
  the transfer or distribution by a security holder of shares of common stock or any securities convertible into common stock, (1) by bona fide gift, will or intestacy, (2) to general or limited partners, members or stockholders of the security holder and partnerships or limited liability companies for the benefit of the immediate family of the security holder and the partners and members of which are only the security holder and the immediate family of the security holder and (3) to any trust for the direct or indirect benefit of the security holder or the immediate family of the security holder, provided that in case of each of (1), (2), and (3), each transferee, donee, trustee or distributee shall sign and deliver a lock-up agreement and no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of common stock (other than a Form 5 required and filed within 45 days of September 30, 2012), shall be required or shall be voluntarily made during the lock-up period;

  •
  dispositions of shares of our common stock to us to satisfy tax withholding obligations in connection with the exercise of options to purchase our common stock or in connection with our rights to cause a security holder to sell shares of common stock in effect on the date of the lock-up agreement;

  •
  broker-assisted sales of shares of common stock to satisfy tax withholding obligations in connection with the exercise of options to purchase common stock or to cover the exercise price of such options to purchase common stock, provided that no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of common stock (other than a Form 5 required and filed within 45 days of September 30, 2012, shall be required or shall be voluntarily made as a result of such sale during the lock-up period); and

  •
  the sale of up to 6,000 shares by certain employees of the Company in connection with the vesting of certain restricted stock on September 30, 2012.

        Barclays Capital Inc., in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common stock and other securities from lock-up agreements, Barclays Capital Inc. will consider, among other factors, the holder's reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

Indemnification

        We and the selling stockholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

        The underwriter may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Securities Exchange Act of 1934:

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  A short position involves a sale by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriter in excess of the number of shares it is obligated to purchase is not greater than the number of shares that it may purchase by exercising its option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriter may close out any short position by either exercising its option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through its option to purchase additional shares. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

  •
  Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

        Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriter make representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

        A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriter or by its affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.

        Other than the prospectus in electronic format, the information on the underwriter's web site and any information contained in any other web site maintained by the underwriter is not part of the prospectus or the Registration Statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

New York Stock Exchange Listing

        Our common stock is traded on the New York Stock Exchange under the symbol "WAIR."

Relationships

        The underwriter and/or its affiliates has engaged, and may in the future engage, in commercial and investment banking transactions with us in the ordinary course of their business, including as our arrangers, lenders and agents under the old senior secured credit facilities and the new senior secured credit facilities for which they have received, and expect to receive, customary compensation and expense reimbursement. For example, affiliates of Barclays Capital Inc. are acting as arrangers, lenders and agents under the new senior secured credit facilities and acted as lenders and agents under the old senior secured credit facilities.

Selling Restrictions

  European Economic Area

        In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, referred to as a "Relevant Member State") an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  (a)
  to any legal entity that is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriter for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or the underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

  United Kingdom

        The underwriter has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

  Notice to Prospective Investors in Switzerland

        The shares of common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to the offering, the issuer or the shares of common stock has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of the shares of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of shares of common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares of common stock.

  Notice to Prospective Investors in the Dubai International Financial Centre

        This prospectus relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with exempt offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

  Notice to Prospective Investors in Hong Kong

        The shares of common stock may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares of common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

  Notice to Prospective Investors in Japan

        The shares of common stock offered in this prospectus have not been and will not be registered under the Securities and Exchange Law of Japan. The underwriter has agreed that it will not offer or sell any shares of common stock, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to other for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except (i) pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law.

  Notice to Prospective Investors in Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to

Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

        Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  •
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of common stock pursuant to an offer made under Section 275 of the SFA except

  •
  to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

  •
  where no consideration is or will be given for the transfer; or

  •
  where the transfer is by operation of law.

  Notice to Prospective Investors in Australia

        This prospectus is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the securities.

  The securities are not being offered in Australia to "retail clients" as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to "wholesale clients" for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the securities has been, or will be, prepared.

        This prospectus does not constitute an offer in Australia other than to wholesale clients. By submitting an application for our securities, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus is not a wholesale client, no offer of, or invitation to apply for, our securities shall be deemed to be made to such recipient and no applications for our securities will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our securities you undertake to us that, for a period of 12 months from the date of issue of the securities, you will not transfer any interest in the securities to any person in Australia other than to a wholesale client.

 LEGAL MATTERS

        The validity of the shares offered by this prospectus has been passed upon by Latham & Watkins LLP, Washington, District of Columbia. Certain legal matters will be passed on for the underwriter by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet website at http://www.sec.gov.

        This prospectus is part of a Registration Statement that we filed with the SEC. The Registration Statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the Registration Statement from the SEC at the address listed above or from the SEC's Internet website.

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC requires us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the sale of all the shares covered by this prospectus.

(1)
Our Annual Report on Form 10-K for the fiscal year ended September 30, 2011 (including information specifically incorporated by reference therein from our Proxy Statement for our 2012 Annual Meeting of Stockholders), as filed with the SEC on December 5, 2011;

(2)
Our Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2011, March 31, 2012 and June 30, 2012, filed with the SEC on February 6, 2012, May 11, 2012 and August 10, 2012, respectively;

(3)
Our Current Reports on Form 8-K, as filed with the SEC on October 24, 2011, January 19, 2012, March 9, 2012, May 24, 2012 (excluding Item 7.01 and related exhibits); June 13, 2012, July 5, 2012 (excluding Item 7.01 and related exhibits) and July 25, 2012;

(4)
Any other filings we make pursuant to the Exchange Act after the date of filing the initial Registration Statement and prior to effectiveness of the Registration Statement (other than any information in such reports that is deemed to have been furnished to, rather than filed with, the SEC in accordance with SEC rules); and

(5)
The description of our common stock contained in our Registration Statement on Form 8-A dated July 25, 2011.

        A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

Wesco Aircraft Holdings, Inc.
27727 Avenue Scott
Valencia, CA 91355
Attention: Investor Relations
Telephone: (661) 802-5078

1,800,000 Shares

Wesco Aircraft Holdings, Inc.
Common Stock

Prospectus
September 28, 2012

Barclays